WESTERFED FINANCIAL CORPORATION ANNOUNCES
INCREASED QUARTERLY DIVIDEND
AND SPECIAL $0.07 CASH DIVIDEND

            Missoula, Montana - December 21, 2000 - WesterFed Financial Corporation (NASDAQ - WSTR), the holding company for Western Security Bank, announced it will pay a regular cash dividend of $0.18 per share for the quarter ended December 31, 2000, plus a special cash dividend of $0.07 per share reflecting a 10.1% addition to the $0.69 per share declared during the current year. The total of $0.25 per share will be payable on January 18, 2001, to stockholders of record on January 4, 2001. The regular quarterly cash dividend of $0.18 represents an increase of 2.9% over the prior quarter's regular cash dividend of $0.175 per share. The WesterFed Financial Corporation has increased regular cash dividends every quarter since becoming a public company.

            WesterFed Financial Corporation's only subsidiary, Western Security Bank, which is Montana's largest savings bank, operates twenty-seven offices in fourteen Montana communities.

CONTACT:	Ralph K. Holliday, President/CEO
James A. Salisbury, EVP/Treasurer/CFO

(406) 721-5254